Exhibit 99.2

SOHU Acquires 17173.com, China’s #1 Online Games Website

BEIJING, CHINA, November 17, 2003 – SOHU.com (NASDAQ: SOHU), China’s leading online media, communications, commerce and mobile value-added services company, today announced it has signed a definitive agreement to acquire 17173.com, the largest online games website in China. Financial details of the acquisition were not disclosed. The acquisition will strengthen SOHU’s position as a leading Internet property as well as enhance the Company’s ability to market its consumer services.

Launched in 2000 as the first online game portal in China, 17173.com is part of the NetDragon WebSoft Inc, a China-based online game developer founded by Liu Dejian, a pioneer of the online gaming industry of China and Chairman and CEO of NetDragon. With over 100 game zones and 4.3 million registered users, 17173.com is the largest online game information and community website in China, ranking the 15th most visited website in China on Alexa Research.

“We warmly welcome Cai Zongjian, who currently runs the 17173.com website, and the employees of 17173.com to the SOHU team. We will benefit from 17173.com’s recognition as undisputed market leader among the games websites in China, their expertise in running the games website and building a game community, and their relationships with advertising clients in the online games industry. We expect long-term leverage in both the advertising and consumer business area from this acquisition and an overall boost to SOHU’s position in the fast growing online games industry,” said Charles Zhang, Chairman and CEO of SOHU.com.

Online games, consisting of MMORPG or Multi-Player Online Role Playing Games as well as interactive versions of card and chess games, are one of the fastest growing consumer products targeting the young, urban online user population in China. As more and more game operators compete for an audience on the Internet, they are expected to increase their online advertising and marketing spend which, China-based research company iResearch has found, offers the most effective way in reaching potential game players.

As an early mover in the online games industry NetDragon turned 17173.com into the top online destination for game players looking for information on games and feedback from other players on the lively message boards, supported by alliances with over 10,000 Internet cafés. “It has been a rewarding experience to make the 17173.com the top games website in China. An established portal with a mass audience, SOHU is capable of taking our game community and information website to the next stage, which allows us to focus exclusively on online games development in which we hope to repeat our earlier successes,” said Mr. Liu Dejian, Chairman and CEO of NetDragon.

The Chinese market is witnessing a surging number of online game players, which is expected to reach 15 million at the end of 2003, up from 8 million at the end of 2002. Each game player spends an average of 9.9 hours per week on games. According to iResearch’s 2003 China’s online game market research report, total revenues from China’s online game market in 2002 amounted to US$110 million, with 2003 revenues estimated at US$237 million and 2004 revenue projections of US$422 million.

Safe Harbor Statement

This announcement contains forward-looking statements. We may also make written or oral forward-looking statements in our periodic reports to the Securities and Exchange Commission on Forms 10-K, 10-Q, 8-K, etc., in our annual report to shareholders, in our proxy statements, in press releases and other written materials and in oral statements made by our officers, directors or employees to third parties. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. These statements are based on current plans, estimates and projections, and therefore you should not place undue reliance on them. Forward-looking statements involve inherent risks and uncertainties. We caution you that the events described in this press release should not be interpreted as having any material effect on SOHU’s revenues or profitability. We further caution you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Potential risks and uncertainties include, but are not limited to, SOHU’s historical and possible future losses, limited operating history, uncertain regulatory landscape in the People’s Republic of China, fluctuations in quarterly operating results, and the company’s reliance on online advertising sales, e-subscriptions (most of which are collected from a few telecom operators) and e-commerce for its revenues. Further information regarding these and other risks is included in SOHU’s Annual Report on Form 10K for the year ended December 31, 2002, Quarterly Report on Form 10Q for the quarter ended September 30, 2003 and other filings with the Securities and Exchange Commission.

About SOHU

SOHU.com is one of China’s most recognized and established Internet brands and indispensable to the daily life of millions of Chinese who use the portal for e-mail, alumni club, short messaging services, news, search, games, browsing and shopping. Apart from continuous product and services development, SOHU.com also concentrates its efforts on making the Internet ubiquitously available, whether in the office, at home or on the road. SOHU.com, established by Dr. Charles Zhang, one of China’s Internet pioneers, is in its seventh year of operation.

About NetDragon WebSoft Inc.

NetDragon WebSoft Inc. is one of the leading online-game developers and operators in China The company’s game development studio, TQ Digital Entertainment, employs over 100 professional game developers and is one of the largest professional game development studios in China. NetDragon developed and runs in commercial operations two MMORPGs, “Monster and Me”, and “Conquer Online”, in both Chinese and English versions. The company has currently in development two additional online game titles expected to be released in early 2004. NetDragon is a private company founded in 1999 by Mr. Liu Dejian, a pioneer of China’s online gaming industry.

For further information:

Caroline Straathof

SOHU Investor Relations and Communications

Tel: +86 10 6510 1379

E-mail: ir@sohu-inc.com

http://www.sohu.com/about/English/

Feng Chen

Investor Relations and Communications

NetDragon Websoft Inc.

Tel: 1-909-612-1681

E-mail: fchen@nd.com.cn